Exhibit 99.1

Jaguar Health Regains Compliance with Nasdaq’s Bid Price Requirement

JAGX’s securities continue to be listed on Nasdaq

San Francisco, CA (February 8, 2023): Jaguar Health, Inc. (Nasdaq: JAGX) ("Jaguar" or the "Company") today announced that on February 7, 2023 the Company received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) that Jaguar has regained compliance with Nasdaq’s minimum bid price requirement.

“We are very happy that Jaguar has regained compliance with Nasdaq,” said Lisa Conte, Jaguar's president and CEO, “and we are concentrating on two late-stage clinical events in the next approximately 6 months that we expect to be transformational in terms of value creation and recognition for the Company. We expect enrollment in the OnTarget trial to complete in the second quarter of 2023. Our second prioritized clinical program centers around the investigator-initiated proof-of-concept trial of crofelemer for short bowel syndrome (SBS) and congenital diarrheal disorders (CDD) with intestinal failure.”

About Jaguar Health, Napo Pharmaceuticals, Napo Therapeutics & Jaguar Animal Health

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, including chronic, debilitating diarrhea. Jaguar Health's wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human pharmaceuticals from plants harvested responsibly from rainforest areas. Our crofelemer drug product candidate is the subject of the OnTarget study, an ongoing pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. Jaguar Health is the majority shareholder of Napo Therapeutics S.p.A. (f/k/a Napo EU S.p.A.), an Italian corporation established by Jaguar Health in Milan, Italy in 2021 that focuses on expanding crofelemer access in Europe. Jaguar Animal Health is a tradename of Jaguar Health.

For more information about Jaguar Health, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo Therapeutics, visit napotherapeutics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that two late-stage clinical events in the next approximately 6 months may be transformational in terms of value creation and recognition for the Company, and Jaguar’s expectation that enrollment in the OnTarget trial will complete in the second quarter of 2023. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

phodge@jaguar.health

Jaguar-JAGX